AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21,1999


                                                      REGISTRATION NO.333-84931
==============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BORG-WARNER AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                                                   13-3404508
     (State or other                                            (I.R.S. Employer
     jurisdiction of                                             Identification
    incorporation or                                                 Number)
      organization)

                            200 SOUTH MICHIGAN AVENUE
                             CHICAGO, ILLINOIS 60604
                                 (312) 322-8500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            LAURENE H. HORISZNY, ESQ.
                          VICE PRESIDENT, SECRETARY AND
                                 GENERAL COUNSEL
                          BORG-WARNER AUTOMOTIVE, INC.
                            200 SOUTH MICHIGAN AVENUE
                             CHICAGO, ILLINOIS 60604
                                 (312) 322-8500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:
       DAVID A. KATZ, ESQ.                             DANIELLE CARBONE, ESQ.
 WACHTELL, LIPTON, ROSEN & KATZ                          SHEARMAN & STERLING
      51 WEST 52ND STREET                               599 LEXINGTON AVENUE
    NEW YORK, NEW YORK 10019                           NEW YORK, NEW YORK 10022
     (212) 403-1000                                        (212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is incomplete and may be changed. We may not sell these securities until a registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1999


PROSPECTUS


                          BORG-WARNER AUTOMOTIVE, INC.

                                  $350,000,000

                                 DEBT SECURITIES



      We may offer from time to time unsecured debt securities in the form of either senior or subordinated debt. Senior debt includes our notes, debt and other evidences of unsecured indebtedness, which are for money borrowed and are not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

     The specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.





     FOR INFORMATION CONCERNING CERTAIN FACTORS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" COMMENCING ON PAGE 6.




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.







              THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1999.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that particular offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." To find more detail regarding certain of the documents, you should read the exhibits filed with this registration statement.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information about us is also available at the NYSE's offices.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to other documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered in this prospectus.

     o Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed with the SEC on June 22, 1999;

     o Proxy Statement dated March 26, 1999 (other than the sections entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph");

     o Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999; and


     o Current Reports on Form 8-K dated January 27, 1999, February 1, 1999 (as amended by the Form 8-K/A filed with the SEC on February 10, 1999), February 9, 1999, February 18, 1999, February 24, 1999, March 1, 1999, March 15, 1999, August 16, 1999 and September 21, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

   Borg-Warner Automotive, Inc.
   200 South Michigan Avenue
   Chicago, Illinois 60604
   Attn:  Investor Relations and Communications Department
   Telephone (312) 322-8607
          or (312) 322-8547


     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or the prospectus supplement.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed, implied or projected by such forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 5 of this prospectus, and you are urged to carefully consider such factors. Additional risks and uncertainties are detailed in our filings with the SEC, including the Cautionary Statements filed as Exhibit 99.1 to our 1998 Annual Report. We do not have any obligation to update forward-looking statements and we may or may not do so.

                                   THE COMPANY

     We are a leader in highly engineered systems and components for vehicle powertrains. As a global supplier, we design, manufacture and sell these products worldwide, primarily to original equipment manufacturers of passenger cars, sport-utility vehicles, light and heavy-duty trucks and commercial vehicles. We have four reportable operating segments: Powertrain Systems, Automatic Transmission Systems, Morse TEC and Air/Fluid Systems.

     o POWERTRAIN SYSTEMS. Powertrain Systems accounted for $518.8 million (28%) of our 1998 consolidated sales before inter-business eliminations. Its products include four-wheel drive ("4WD") and all-wheel drive transfer cases. Transfer cases are installed primarily on light trucks and sport-utility vehicles. A transfer case attaches to the transmission and distributes torque to the front and rear axles for 4WD, improving vehicle control during off-road use and in a variety of road conditions. We believe that we are the world's leading independent manufacturer of 4WD transfer cases, producing approximately one million transfer cases in 1998.

          Our largest customer of 4WD transfer cases is Ford Motor Company. We supply the majority of the 4WD transfer cases for Ford, including those installed in the Ford Explorer, the Ford Expedition, the Ford F-150 pick-up truck, the Ford Ranger, the Mercury Mountaineer and the Lincoln Navigator. We also supply transfer cases for the Mercedes-Benz M-Class and other 4WD vehicles manufactured by other original equipment manufacturers around the world. We have designed and developed an exclusive 4WD Torque-on-Demand(R) transfer case system, which allows vehicles to automatically shift from two-wheel drive to 4WD when electronic sensors indicate it is necessary. The Torque-on-Demand(R) transfer case is available on the Ford Explorer, the best selling sport-utility vehicle in the United States in 1997 and 1998, the Ford Expedition, the Lincoln Navigator, the Isuzu Trooper and the SsangYong (Daewoo) Musso.

     o AUTOMATIC TRANSMISSION SYSTEMS. Automatic Transmission Systems accounted for $402.6 million (21%) of our consolidated 1998 sales before inter-business eliminations. It is the leading global supplier of innovative automated transmission shift-quality systems. The components for such systems include friction plates, clutch packs, one-way clutches, transmission bands, and races. We supply virtually every major automatic transmission manufacturer in the world.

     o MORSE TEC. Morse TEC accounted for $536.2 million (28%) of our consolidated 1998 sales before inter-business eliminations. It manufactures chain, including timing chain, HY-VO front-wheel drive ("FWD") transmission chain and 4WD chain; chain systems, including Morse Gemini Chain Systems, and timing chain systems, including crankshaft and camshaft sprockets, chain tensioners and chain snubbers; turbochargers; and cooling fan and fan drives.

          HY-VO chain is used in FWD transmissions and for 4WD transfer case applications. We believe that we are the world's leading manufacturer of chain for these applications, supplying products to every major manufacturer that uses chain for such applications. Our Morse Gemini Chain System is used on DaimlerChrysler's LH model and GM's midsize and FWD vehicles. We also believe that we are the world's leading manufacturer of timing chain. Our timing chain is used on Ford's new family of overhead cam engines and DaimlerChrysler's 2.7, 3.7 and 4.7 liter overhead cam engines.

          We supply turbochargers to European diesel and spark engine manufacturers for use in the passenger car and commercial vehicle markets. On March 1, 1999, we purchased Kuhlman Corporation, a leading producer of turbochargers for commercial vehicles and cooling fan and fan drives for commercial vehicles and light trucks. With the acquisition of Kuhlman, we believe that we are the second largest global supplier of turbochargers.

     o AIR/FLUID SYSTEMS. Air/Fluid Systems accounted for $351.4 million (19%) of our consolidated 1998 sales before inter-business eliminations. It designs and manufactures sophisticated mechanical, electro-mechanical and electronic components and systems used for engine air intake and exhaust management, fuel and vapor management, electronically controlled automatic transmissions and steering and suspension systems. Key products for engine air intake management that we produce include throttle bodies, intake manifolds, throttle position sensors, and complete engine induction systems. Our products for emissions control and improved gas mileage include mechanical and electrical air pumps, air control valves and pressure feedback exhaust gas re-circulation valves. The fuel management and vapor recovery products include roll valves, canister purge solenoids and complete vapor recovery systems. We also produce oil pumps for automotive applications and fuel tanks for commercial vehicles.

     Our executive offices are located at 200 South Michigan Avenue, Chicago, Illinois 60604, telephone (312) 322-8500.

                                 RISK FACTORS

     You should carefully consider the following factors, as well as the other information in this prospectus and the information in the documents incorporated by reference, before you make any decision to invest in the debt securities described in this prospectus and the accompanying prospectus supplement.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE THE DEBT SECURITIES WILL BE SUBORDINATED TO OUR SUBSIDIARIES' LIABILITIES

     We are a holding company with no material assets other than the stock of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our operating cash flow and our ability to make principal and interest payments on our outstanding indebtedness depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the debt securities or otherwise.

     The debt securities effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

     As of June 30, 1999, total liabilities (other than intercompany liabilities) of our subsidiaries were approximately $467.8 million excluding debt of our subsidiaries totaling approximately $135.1 million.


OUR INDUSTRY IS CYCLICAL AND OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED BY INDUSTRY DOWNTURNS

     Automotive and truck production and sales are cyclical and sensitive to general economic conditions and other factors. For example, as compared to the first half of 1998, automotive and truck production in the first half of 1999 increased in North America and Europe and increased slightly in Asia. As compared to 1997, automotive production in 1998 remained at the same level in North America, increased moderately in Europe, and declined in Asia. Any significant reduction in automotive or truck production in any of the above geographic areas would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results. In 1998 approximately 14% of our sales, including sales from unconsolidated joint ventures, were in Asia and our 1998 results were adversely affected by the decline in Asian auto production.


WE ARE DEPENDENT ON SPORT UTILITY VEHICLE AND LIGHT TRUCK MARKET SEGMENTS

     Some of our products, in particular four-wheel drive transfer cases, are currently used exclusively in four-wheel drive systems for sport utility vehicles and light trucks. For the second quarter of 1999, sales of four-wheel drive transfer cases represented 20.6% of our consolidated revenue. Any significant reduction in production in this market segment or loss of business in this market segment would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.


WE FACE STRONG COMPETITION

     We compete worldwide with a number of other manufacturers and distributors that produce and sell products similar to ours. Price, quality and technological innovation are the primary elements of competition. Our competitors include vertically integrated units of our major original equipment manufacturer customers, as well as a large number of independent domestic and international suppliers. We are not as large as a number of these companies and do not have as many financial or other resources. The competitive environment has changed dramatically over the past few years as our traditional United States original equipment manufacturer customers, faced with intense international competition, have expanded their worldwide sourcing of components. As a result, we have experienced competition from suppliers in other parts of the world that enjoy economic advantages, such as lower labor costs, lower health care costs and, in some cases, export or raw materials subsidies. Increased competition could adversely affect our businesses.


WE ARE UNDER SUBSTANTIAL PRESSURE FROM ORIGINAL EQUIPMENT MANUFACTURERS TO REDUCE THE PRICES OF OUR PRODUCTS

     There is substantial and continuing pressure on the original equipment manufacturers to reduce costs, including costs of products we supply. Although original equipment manufacturers have indicated that they will continue to rely on outside suppliers, a number of our major original equipment manufacturer customers manufacture products for their own uses that directly compete with our products. These original equipment manufacturers could elect to manufacture such products for their own uses in place of the products we currently supply. We believe that our ability to develop proprietary new products and to control our costs will allow us to remain competitive. However, we cannot assure you that we will be able to improve or maintain our gross margins on product sales to original equipment manufacturers or that the recent trend by original equipment manufacturers towards increased outsourcing will continue.

     Annual price reductions to original equipment manufacturer customers appear to have become a permanent feature of our business environment. In 1998, Borg-Warner Automotive granted $23 million worth of price reductions as compared to $18 million in 1997. To maintain our profit margins, we seek price reductions from our suppliers, improve production processes to increase manufacturing efficiency, update product designs to reduce costs and develop new products whose benefits support increased pricing. Our ability to pass through increased raw material costs to our original equipment manufacturer customers is also limited, with cost recovery less than 100% and often on a delayed basis. We cannot assure you that we will be able to reduce costs in an amount equal to annual price reductions and increases in raw material costs.


WE RELY ON SALES TO SEVERAL MAJOR CUSTOMERS

     Our worldwide sales in 1998 to Ford, DaimlerChrysler and GM constituted approximately 36%, 19% and 16%, respectively, of our 1998 consolidated sales. The corresponding percentages for 1997 were 43%, 14% and 20%. No other customer accounted for more than 10% of our consolidated sales in either 1998 or 1997. Our 1998 consolidated sales do not include the approximately $246 million of sales made by our unconsolidated joint ventures. If sales from these unconsolidated joint ventures were included in 1998 consolidated sales, our worldwide sales to Toyota Motor Corporation and its affiliates would be approximately 7% of consolidated sales.

     Although we have had long-standing relationships with each of Ford, DaimlerChrysler, GM and Toyota and have sold a wide variety of products to various divisions of each company globally, the loss of any significant portion of our sales to any of these customers would have a material adverse effect on our financial position and operating results.


WE ARE SENSITIVE TO THE EFFECTS OF OUR MAJOR CUSTOMERS' LABOR RELATIONS

     All three of our primary North American customers, Ford, DaimlerChrysler and GM, have major union contracts with the United Automobile, Aerospace and Agricultural Implement Workers of America, several of which are due to expire in September 1999. Because of the United States original equipment manufacturers' dependence on a single union, we are affected by labor difficulties and work stoppages at original equipment manufacturers' facilities. We cannot assure you that negotiations for new collective bargaining agreements will be resolved without work stoppages in the North American operations of our original equipment manufacturer customers. Any work stoppage could have a material adverse effect on our financial position and operating results. For example, we lost approximately $25 million in revenue as result of the 1998 54-day strike by the union at GM.


A SIGNIFICANT PART OF OUR LABOR FORCE IS UNIONIZED

     As of June 30, 1999, approximately 34% of our domestic hourly employees were unionized. Our two most significant domestic collective bargaining agreements are for our Muncie, Indiana plant and our Ithaca, New York plant. The Muncie agreement expires in March 2001 and the Ithaca agreement expires in October 2003. The hourly workers at our European facilities are also unionized. While we believe that our relations with our employees are good, a prolonged dispute with our employees could have a material adverse effect on our financial position and operating results.


WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS

     Our operations are subject to laws governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and activities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws. However, the operation of automotive parts manufacturing plants entails risks in these areas and we cannot assure you that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws that may be adopted in the future.

     We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material adverse effect on our future financial position or operating results, but we cannot assure you that this will be the case. Capital expenditures and expenses in 1998 attributable to compliance with environmental laws were not material.


WE MAY HAVE LIABILITY UNDER ENVIRONMENTAL REGULATIONS

     We and certain of our current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency and certain state environmental agencies and private parties as potentially responsible parties at various hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state laws. As a result, we may be liable for the cost of clean-up and other remedial activities at 42 of these sites.

     Based on information available to us, we have established a reserve in our financial statements for indicated environmental liabilities with a balance of approximately $12.4 million at June 30, 1999. We currently expect this amount to be expended over the next three to five years.

     We believe that none of these matters, individually or in the aggregate, will have a material adverse effect on our future financial position or operating results, either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other potentially responsible parties. However, we cannot assure you of the ultimate outcome.

OUR BUSINESS COULD BE ADVERSELY IMPACTED BY YEAR 2000 COMPLIANCE ISSUES

     We are in the process of upgrading certain aspects of our operations to ensure that our business systems do not fail to function either when the Year 2000 arrives or at other date intervals. Our program to become Year 2000 compliant is being operated on an enterprise-wide basis. A coordinator has been assigned overall administrative responsibility; however, each operating unit is responsible for compliance at its location. As of June 30, 1999, substantially all of our operations had completed remedial actions to become Year 2000 compliant or are expected to be compliant by September 1999. Our exposure to an enterprise-wide failure is less likely because of the relative autonomy of our operating units. We have received confirmation from key suppliers and other third parties that their systems and applications that affect us will be Year 2000 compliant.

     As with any program to upgrade business systems, there are risks that programs will not be completed on schedule and that programs will not accomplish all that they were supposed to accomplish. The chance of this happening throughout our company is remote. Moreover, the impact of individual failures to upgrade timely and effectively would most likely be a reduced level of quality control for the affected operations and a substantial increase in manual intervention in areas such as material planning and inventory control, statistical process control, and financial and operational recordkeeping.

     We cannot assure you that the corrective actions we are implementing will prevent dating-systems problems or that the cost of doing so will not be material. In addition, disruptions with respect to the computer systems of vendors or customers, including both information technology and non-IT systems could impair our ability to obtain necessary materials or products to sell to or serve our customers and could have a material adverse effect on our financial position or operating results.

     YOU SHOULD REFER TO THE DISCUSSION ABOVE UNDER THE HEADING "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."


                               USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including the repayment of existing indebtedness, additions to working capital, capital expenditures and acquisitions. Any specific allocation of the net proceeds of an offering of debt securities to a specific purpose will be described in the related prospectus supplement. We anticipate that we will raise additional funds from time to time through equity or debt financings to repay outstanding indebtedness and to finance our businesses.

                      RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated below was as follows:

                                                         SIX MONTHS
                     YEAR ENDED DECEMBER 31,                ENDED
                                                          JUNE 30,
                 1994   1995   1996   1997  1998        1998     1999
                 ----   ----   ----   ----  ----        ----     ----
                 7.9x  7.0x   3.1x   6.2x   5.3x        5.2x     5.6x

     In the computation of our ratio of earnings to fixed charges, earnings consist of earnings before income taxes, fixed charges and capitalized interest amortization expense. Fixed charges consist of interest expense excluding the benefit of capitalized interest and including one-third of rental expense (approximate portion representing interest).

                        DESCRIPTION OF DEBT SECURITIES

     The following descriptions of the terms of the debt securities set forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such offered debt securities. To the extent that any prospectus supplement is inconsistent with any provision in this summary, the information contained in such prospectus supplement will control.

     The debt securities that will be our senior debt will be issued under an Indenture (the "SENIOR DEBT INDENTURE") to be entered into between Borg-Warner Automotive and a trustee to be determined (the "SENIOR Trustee"). The debt securities that will be our subordinated debt ("SUBORDINATED DEBT SECURITIES") will be issued under an Indenture (the "SUBORDINATED DEBT INDENTURE" and, collectively with the Senior Debt Indenture, the "INDENTURES"), to be entered into between Borg-Warner Automotive and a trustee to be determined (the "SUBORDINATED TRUSTEE"). The forms of the Indentures and the debt securities have been filed, or will be filed by amendment, as exhibits to the registration statement and you should read them for the provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). We have summarized certain provisions of the debt securities and the Indentures below. The summary is not complete and is subject to, and qualified in its entirety by reference to, the Indentures and the debt securities. Capitalized terms used in the summary have the meanings set forth in the applicable Indenture unless otherwise defined herein.

GENERAL

     The debt securities will be our unsecured senior or subordinated obligations.

     The Indentures do not limit the amount of debt securities that we may issue thereunder and provide that we may issue debt securities under the Indentures from time to time in one or more series.

     Reference is made to the prospectus supplement for the following terms of and information relating to the offered debt securities (to the extent such terms are applicable to such debt securities):

     o    classification as senior or subordinated debt securities;

     o the specific designation, aggregate principal amount, purchase price and denomination of the offered debt securities;

     o the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

     o    any date of maturity;

     o the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such debt securities may be calculated, and any currencies or indices, or value, rate or price, relevant to such calculation;

     o interest rate or rates (or the method by which such rate will be determined), if any;

     o    the date or dates on which any such interest will be payable;

     o the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

     o any redemption, repayment or sinking fund provisions for the offered debt securities;

     o whether the offered debt securities will be issuable in registered form or bearer form ("BEARER SECURITIES") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;

     o any applicable United States federal income tax consequences not described in this prospectus, including whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

     o    the anticipated market for the offered debt securities; and

     o any other specific terms of the offered debt securities, including any additional or different events of default, remedies or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any, attached to such Bearer Securities will be transferable by delivery.

     Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement to the extent not described in this prospectus. See "Certain U.S. Federal Income Tax Considerations."

     We may issue debt securities from time to time with payment terms which are calculated by reference to the value or price of one or more currencies or indices. Holders of such debt securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, or a redemption amount on any redemption date that is greater than or less than the principal amount of such debt securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant prospectus supplement.

     We are a holding company with no material assets other than the stock of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our operating cash flow and our ability to make principal and interest payments on our outstanding indebtedness depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the debt securities or otherwise.

     The debt securities effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

CERTAIN DEFINITIONS

     "ATTRIBUTABLE INDEBTEDNESS" means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). "NET RENTAL PAYMENTS" under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

     "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on our most recent balance sheet (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

     "CONSOLIDATED NET WORTH" means the amount of total stockholders' equity shown in our most recent consolidated statement of financial position.

     "CURRENT ASSETS" of any Person includes all assets of such Person that would in accordance with generally accepted accounting principles be classified as current assets.

     "CURRENT LIABILITIES" of any Person includes all liabilities of such Person that would in accordance with generally accepted accounting principles be classified as current liabilities.

     "NON-RECOURSE INDEBTEDNESS" means our indebtedness or the indebtedness of any of our Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any of our Subsidiaries provide any credit support.

     "PERSON" means any individual, corporation, partnership, joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
government or any agency or political subdivision thereof.

     "PRINCIPAL PROPERTY" means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that we own or that is owned by one of our Subsidiaries which constitutes a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by Industrial Development Bonds or (2) which, in the opinion of our board of directors, is not of material importance to our total business conducted and the total business conducted by our Subsidiaries, taken as a whole.

     "SALE/LEASEBACK TRANSACTION" means any arrangement with any Person pursuant to which we or any of our Subsidiaries lease for a period of more than three years, any real or personal property, which property we have or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.

     "SUBSIDIARY" of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, "SECURITIES HAVING ORDINARY VOTING POWER" means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

SENIOR DEBT

     The debt securities and coupons, if any, appertaining thereto that will constitute part of our senior debt will be issued under the Senior Debt Indenture and will rank PARI PASSU with all of our other unsecured and unsubordinated debt.

     LIMITATION ON LIENS

     The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, issue, assume or guarantee any indebtedness for money borrowed ("DEBT") if such Debt is secured by a mortgage, pledge, security interest or lien (a "MORTGAGE" or "MORTGAGES") upon any of our Principal Properties or of any of our Subsidiaries' Principal Properties or upon any shares of stock or other stock or other equity interest or indebtedness of any of our Subsidiaries (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the debt securities shall be secured equally and ratably with (or prior to) such Debt; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to:

     o mortgages existing on the date the debt securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

     o    mortgages on Current Assets securing Current Liabilities;

     o mortgages on any property we or any of our Subsidiaries acquire, construct, alter or improve after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost of such property, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property we or any of our Subsidiaries theretofore owned, other than (1) the property so altered or improved and (2) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

     o existing mortgages on property we or any of our Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into us or any of our Subsidiaries) or mortgages outstanding at the time any Person becomes one of our Subsidiaries that are not incurred in connection with such entity becoming one of our Subsidiaries;

     o    mortgages in our or any of our Subsidiaries' favor;

     o mortgages on any property (1) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (2) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (3) securing indebtedness issued or guaranteed by the United States, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

     o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing bullet points; PROVIDED, HOWEVER, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of our and our Subsidiaries' Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to the provisions described below under "-- Limitation on Sale/Leaseback Transactions" (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) under the "-- Limitation on Sale/Leaseback Transactions" covenant described below), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction we prepare in accordance with generally accepted accounting principles.

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any Sale/Leaseback Transaction with any Person (other than ourself or one of our Subsidiaries) unless:

          (1) at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the property subject to such Sale/Leaseback Transaction, pursuant to the provisions of the covenant described under "--Limitation on Liens" without equally and ratably securing the debt securities pursuant to such provisions;

          (2) after the date on which debt securities are first issued, and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in our or such Subsidiary's ordinary course of business (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below); or

          (3) during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of debt securities or any of our PARI PASSU indebtedness an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount we expended as set forth in clause (2) above), less an amount equal to the principal amount of such debt securities and pari passu indebtedness we voluntarily defeased or retired within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction we or any of our Subsidiaries entered into during such period.

     Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the covenants applicable to the debt securities would not necessarily afford holders protection in the event that we are involved in a highly leveraged or other transaction, or in the event of a material adverse change in our financial position or results of operations. Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the debt securities do not contain any other provisions that are designed to afford protection in the event that we are involved in a highly leveraged transaction.

SUBORDINATED DEBT

     The debt securities and coupons, if any, attached to such debt securities that will constitute part of the Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all of our Senior Indebtedness. The Subordinated Debt Indenture defines "SENIOR INDEBTEDNESS" as all of our indebtedness, including indebtedness we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate exchange agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or hereinafter incurred, and any guarantee, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (1) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the issuer, (2) our obligations to any of our Subsidiaries, and (3) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

     In the event (1) of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings including reorganization in respect of Borg-Warner Automotive or a substantial part of our property, or
(2) that (a) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (b) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (b) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebtedness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or of such coupons. No new period of suspension of payments under clause (b) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto. Without limitation of the foregoing, upon any acceleration of the Subordinated Debt Securities because of an event of default, we must promptly notify the holders of Senior Indebtedness of such acceleration, and may not pay the Subordinated Debt Securities unless
(A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

     By reason of such subordination, in the event of our bankruptcy, insolvency or liquidation, our creditors who are holders of Senior Indebtedness and our general creditors may recover more, ratably, than holders of the Subordinated Debt Securities. Certain of our contingent obligations, including certain guarantees, letters of credit, interest rate exchange agreements, currency exchange agreements and commodity forward contracts, would constitute Senior Indebtedness if we became obligated to pay such contingent obligations.

     We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebtedness and does not require us to adhere to financial covenants or similar restrictions. To the extent we issue Subordinated Debt Securities, we refer you to the applicable prospectus supplement for the amount of Senior Indebtedness outstanding.

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which case the number of our shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize the material federal income tax consequences applicable to such convertible or exchangeable debt securities to the extent not set forth in this prospectus.

EVENTS OF DEFAULT

     An "EVENT OF DEFAULT" is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being:

     o default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days;

     o default in the payment of the principal of any debt security at its maturity;

     o default in our performance (or our breach) of any of our covenants or agreements in such Indenture, continued for 90 days after we receive written notice;

     o acceleration of, or any failure to pay at final maturity, any of our or our Subsidiaries' Debt (other than the debt securities or Non-Recourse Indebtedness) in an aggregate amount in excess of $25 million if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after we receive written notice thereof; and

     o certain events of our or of one of our Significant Subsidiaries' bankruptcy, insolvency or reorganization.

     Each Indenture provides that if an Event of Default, other than certain events with respect to our bankruptcy, insolvency or reorganization, shall occur and be continuing, then the Senior Trustee or the Subordinated Trustee, as the case may be, or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may, by a notice in writing to us (and to the Senior Trustee or the Subordinated Trustee, as the case may be, if given by the holders), declare the principal of the debt securities, and all accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default with respect to certain events of our bankruptcy, insolvency or reorganization shall occur and be continuing, then the principal on the debt securities, and all accrued and unpaid interest thereon, shall be due and payable immediately without any act on the part of the Senior Trustee or the Subordinated Trustee, as the case may be, or any holder.

     The holders of not less than a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all of the debt securities, waive any past default under the Indenture and its consequences, except a default (1) in respect of the payment of principal of or interest on the debt securities or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of each holder.

     Under each Indenture we are required to file annually with the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate as to our compliance with all conditions and covenants. Each Indenture will provide that the Senior Trustee or the Subordinated Trustee, as the case may be, may withhold notice to the holders of the debt securities of any default (except payment defaults on the debt securities) if it considers it to be in the interest of such holders to do so.

     Subject to the provisions of each Indenture relating to the duties of the Senior Trustee or the Subordinated Trustee, as the case may be, each Indenture provides that when an Event of Default occurs and is continuing, the Senior Trustee or the Subordinated Trustee, as the case may be, will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Senior Trustee or the Subordinated Trustee, as the case may be, reasonable security or indemnity. Subject to such provisions concerning the rights of the Senior Trustee or the Subordinated Trustee, as the case may be, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or the Subordinated Trustee, as the case may be, or exercising any trust or power conferred on the Senior Trustee or the Subordinated Trustee, as the case may be, under such Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Indenture provides that we will not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets on a consolidated basis, to any Person unless (1) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under such Indenture and the debt securities issued thereunder, (2) immediately after such transaction no Default or Event of Default shall exist, and (3) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

MODIFICATION OR WAIVER

     Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities; provided that no such modification or amendment may, without the consent of each holder, among other things:

     o change the maturity of the principal of, or any installment of interest on, the debt securities;

     o reduce the principal amount of, or the rate of interest on, the debt securities;

     o change the place or currency of payment of principal of, or interest on, the debt securities;

     o impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;

     o reduce the percentage of holders necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or

     o modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default.

     Each Indenture provides that we may modify and amend such Indenture and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture without the consent of any holder for any of the following purposes:

     o to evidence the succession of another Person to Borg-Warner Automotive and the assumption by such Person of our covenants contained in such Indenture and the debt securities;

     o to add covenants of Borg-Warner Automotive for the benefit of the holders or to surrender any right or power conferred upon our company;

     o    to add Events of Default;

     o    to secure the debt securities;

     o to evidence and provide for the acceptance of appointment by a successor Senior Trustee or a successor Subordinated Trustee, as the case may be;

     o to cure any ambiguity, defect or inconsistency in such Indenture; provided such action does not adversely affect the interests of the holders;

     o to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities; provided such action shall not adversely affect the interests of the holders; or

     o    to conform with the requirements of the TIA.

DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities ("DEFEASANCE"). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for

(1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and interest on such debt securities when such payments are due, (2) our obligations to issue temporary debt securities, register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the Senior Trustee or the Subordinated Trustee, as the case may be, and (4) the Defeasance provisions of the applicable Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to the debt securities (being primarily the restrictions described under "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions"), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the debt securities ("COVENANT DEFEASANCE").

     In order to exercise either Defeasance or Covenant Defeasance:

     o we must irrevocably deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding debt securities to maturity;

     o we must deliver to the Senior Trustee or the Subordinated Trustee, as the case may be, an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

     o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as the last bullet point under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

     o such Defeasance or Covenant Defeasance shall not cause the Senior Trustee or the Subordinated Trustee, as the case may be, to have a conflicting interest (as defined by the TIA) with respect to any of our securities;

     o such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which we are a party or by which we are bound; and

     o we shall have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the applicable Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Debt would result.

SATISFACTION AND DISCHARGE

     Each Indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in such Indenture) as to all outstanding debt securities when (1) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money or certain U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation or (b) all debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation have become due and payable or will become due and payable at maturity within one year and we have irrevocably deposited or caused to be deposited with the Senior Trustee or the Subordinated Trustee, as the case may be, funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation, for principal of and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the Senior Trustee or the Subordinated Trustee, as the case may be, to apply such funds to the payment thereof at maturity; (2) we have paid or have caused to be paid all other sums payable under such Indenture by us; and (3) we have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the applicable prospectus supplement, any debt securities will be represented by certificate in book-entry form ("GLOBAL DEBT SECURITIES") as set forth below.


     Any Global Debt Securities will be registered in the name of The Depository Trust Company's ("DTC") nominee. Except as set forth below, a Global Debt Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.


     DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" regis-tered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.


     Upon the issuance by us of any Global Debt Securities, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities to the accounts of participants. The accounts to be credited will be designated by the applicable underwriter. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through participants. Beneficial interests in a Global Debt Security will be shown on, and the transfer thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.


     For a Global Debt Security, so long as DTC or its nominee is the registered owner of such Global Debt Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Debt Security for all purposes under the Senior Debt Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have debt securities represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in certificated form and will not be considered the owners or holders thereof under the Senior Debt Indenture or the Subordinated Debt Indenture, as the case may be.


     Principal and interest payments in respect of the debt securities will be made in immediately available funds by us to DTC or its nominee, as the case may be, as the holder of the related Global Debt Securities. None of us, the Senior Trustee or the Subordinated Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Debt Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. None of us, the Senior Trustee or the Subordinated Trustee will have any responsibility or liability for DTC's exercise of or failure to exercise any redemption option with respect to any debt securities on behalf of any holder of a beneficial interest therein, other than our obligation to redeem such debt securities if such option is properly exercised by DTC or its nominee, as registered holder, in accordance with the procedures specified therefor. We expect that DTC, upon receipt of any payment of principal or interest in respect of any Global Debt Securities, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Securities as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in any Global Debt Securities will be governed by standing customer instructions and customary practices, as is now the case, with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Payments to DTC in respect of the debt securities which are represented by any Global Debt Securities shall be our responsibility or the responsibility of the Senior Trustee or the Subordinated Trustee, as the case may be. Disbursement of such payments to direct participants shall be the responsibility of DTC and disbursement of such payments to beneficial owners shall be the responsibility of direct and indirect participants.


     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners, and vice versa, are governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time; and none of us, the Senior Trustee or the Subordinated Trustee will have any responsibility or liability with respect thereto.


     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.


     If DTC is at any time unwilling or unable to continue as depository and we do not appoint a successor depository within 90 days, we will issue debt securities in certificated form in exchange for each Global Debt Security. In addition, we may at any time determine not to have one or more series of debt securities represented by any Global Debt Securities. In any such instance, owners of beneficial interests in any such Global Debt Security will be entitled to physical delivery of debt securities in certificated form equal in principal amount to such beneficial interest and to have such debt securities registered in their names. Debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.


THE TRUSTEES

     The Indentures and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Senior Trustee or the Subordinated Trustee, as the case may be thereunder, should the Senior Trustee or the Subordinated Trustee, as the case may be, become one of our creditors, to obtain payment of claims in certain cases. We may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Senior Trustee or the Subordinated Trustee, in the ordinary course of business; PROVIDED, HOWEVER, that if the Senior Trustee or the Subordinated Trustee, as the case may be, acquires any conflicting interest (as defined in Section 310(b) of the TIA), it must eliminate such conflict or resign.

     We will appoint the Senior Trustee or the Subordinated Trustee, as the case may be, at the offices specified in the applicable Indenture as registrar, principal paying agent and transfer agent for the debt securities. In such capacities, the Senior Trustee or the Subordinated Trustee, as the case may be, will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of debt securities represented by the Global Debt Security and accepting debt securities for exchange and registration of transfer, (2) ensuring that payments of principal of and interest on the Global Debt Security and other debt securities received from us by the Senior Trustee or the Subordinated Trustee, as the case may be, are duly paid to DTC or its nominee or the holders thereof, as the case may be, and (3) transmitting to us any notices from holders of debt securities. We will cause the transfer agent to act as a registrar. We may vary or terminate the appointment of the transfer agent or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts.

                     DESCRIPTION OF COMMON STOCK AND RIGHTS

     Our shares of common stock registered under the registration statement of which this prospectus is a part are issuable solely upon conversion or exchange of debt securities and will not be separately sold or issued.

     The following summary is not complete. You should refer to the applicable provisions of our restated certificate of incorporation, including the certificate of designations under which any outstanding series of preferred stock may be issued, the rights agreement governing our shareholder rights plan, and the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock and non-voting common stock. Copies of our restated certificate of incorporation, certificate of designation, preferences and rights of Series A Junior Participating Preferred Stock, and rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus.

GENERAL

     Our restated certificate of incorporation provides that we have authority to issue 50,000,000 shares of common stock, par value $.01 per share and 25,000,000 shares of non-voting common stock, par value $.01 per share. As of August 2, 1999, we had 26,719,692 shares of common stock issued and outstanding and no shares of non-voting common stock issued and outstanding.

VOTING RIGHTS

     Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders and does not have cumulative voting rights. Holders of our non-voting common stock do not have voting rights, other than those required by law.

CONVERSION RIGHTS

     Qualified institutional investors who are subject to regulatory requirements that forbid or limit their right to own general voting stock may convert their common stock into non-voting common stock on a share-for-share basis as needed to satisfy applicable regulatory requirements, or directly purchase non-voting common stock because of such regulatory requirements. Thereafter, the non-voting common stock may be converted into common stock on a share-for-share basis in such circumstances as are permitted by applicable regulatory requirements.

DIVIDENDS

     Subject to any preferential rights of any of our outstanding preferred stock, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, cash dividends when and as declared by our board of directors from funds legally available for such purpose.

RIGHTS UPON LIQUIDATION

     If we liquidate, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, all of the assets available for distribution to stockholders after payment of all prior claims, including any preferential liquidation rights of any preferred stock outstanding at that time. The holders of our common stock and non-voting common stock do not have any redemption rights.

OTHER RIGHTS

     The holders of our common stock and non-voting common stock do not have preemptive rights to subscribe to any additional shares of any class of our capital stock. All of our outstanding shares of common stock are, and, upon conversion or exchange any issued shares of our common stock and/or non-voting common stock will be, fully paid and non-assessable. Our common stock and non-voting common stock do not have any sinking fund provisions.

     Our common stock is listed on the NYSE under the symbol "BWA" and the transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

SOME IMPORTANT CHARTER AND STATUTORY PROVISIONS

     Our restated certificate of incorporation provides for the division of our board of directors into 3 classes of directors, each serving staggered, 3-year terms. In addition, our restated certificate of incorporation and our bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power. Our restated certificate of incorporation further provides generally that any alteration, amendment or repeal of its sections regarding the composition, election and classification of the board of directors requires the approval of the holders of at least 80% of our outstanding voting power.

     Our restated certificate of incorporation also provides that when it is evaluating any proposal from another party to (1) make a tender offer for our equity securities, (2) merge or consolidate us with another corporation or (3) purchase or otherwise acquire substantially all of our properties and assets, our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located.

     Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     o for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the full extent permitted by the Delaware General Corporation Law. Our restated certificate of incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different than that provided by our certificate of incorporation.

     These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

          (1) prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

          (2) when the transaction that resulted in such person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for pur-poses of determining the number of shares outstanding, shares owned by some directors or employee stock plans; or

          (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of outstanding voting stock, excluding the stock owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation's outstanding voting stock.

SHAREHOLDER RIGHTS PLAN

     On July 21, 1998, our board of directors adopted a shareholder rights plan and signed a rights agreement with ChaseMellon Shareholder Services, L.L.C., as rights agent. A copy of our rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the "rights." Each share of common stock and each share of non-voting common stock issued in the future will also receive a right until the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on July 22, 2008, unless they are previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and non-voting common stock and will separate from the common stock and non-voting common stock and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happen:

          (1) ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock; or

          (2) ten business days, or such other date determined by our board of directors, after the beginning of, or announcement of an intention to begin, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the sum of our outstanding common stock and non-voting common stock.

     If the rights become exercisable, holders of the rights will be able to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $300, subject to adjustment. However, all rights owned by any persons or groups triggering the event shall be void. If a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of our common stock in respect of rights attached to our common stock, or a number of shares of our non-voting common stock in respect of rights attached to our non-voting common stock, in either case having a market value of 2 times the exercise price of the right.

     If we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold after a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock, then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of common stock of the surviving or acquiring corporation having a market value of 2 times the exercise price of the right.

     At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding common stock and non-voting common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of common stock or shares of Series A Preferred Stock at an exchange ratio of one share of common stock or one one-hundredth of a share of Series A Junior Participating Preferred Stock per right. However, our board of directors will not be empowered to effect such exchange at any time after any person or group becomes the beneficial owner of 50% or more of our outstanding common stock.

     Our board of directors may redeem the rights for $.01 per right at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. Our board of directors may generally reduce the 20% trigger to the higher of (1) the largest percentage then known to our company beneficially owned by a person or group or
(2) 10%, and may otherwise amend the rights at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. The rights will expire at the close of business on July 22, 2008 unless we redeem them before that date.

                           CERTAIN U.S. FEDERAL INCOME
                               TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition by a U.S. Holder (as defined below) or a United States Alien Holder (as defined below) of debt securities issued in registered form. In the event that we issue debt securities in bearer form, the applicable prospectus supplement will describe the material U.S. federal income tax consequences thereof.

     The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary addresses only investors that will hold the debt securities as capital assets and does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark to market for U.S. federal income tax purposes, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for federal tax purposes, investors whose functional currency is not the U.S. dollar or investors who enter into "constructive sales" of the debt securities). Additional United States federal income tax consequences applicable to particular debt securities may be set forth in the applicable prospectus supplement.

     As used herein, the term "U.S. HOLDER" means a beneficial owner of debt securities that is (1) a citizen or individual resident of the United States for U.S. federal income tax purposes, (2) a corporation, partnership or limited liability company created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax on a net income basis regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or (b) a valid election has been made under applicable Treasury regulations for the trust to be treated as a U.S. person. A "UNITED STATES ALIEN HOLDER" is any holder who or that is not a U.S. Holder.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR PERSONAL TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND DISPOSING OF THE DEBT SECURITIES.

U.S. HOLDERS

     Except where otherwise expressly indicated, this summary under "U.S. Holders" deals only with initial purchasers of debt securities at the issue price that are U.S. Holders.

     PAYMENTS OF INTEREST

     GENERAL. Interest on a debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "FOREIGN CURRENCY"), other than interest on a "Discount Debt Security" that is not "qualified stated interest" (each as defined below under "-- Original Issue Discount -- General"), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for U.S. federal income tax purposes.

     FOREIGN CURRENCY DENOMINATED INTEREST. If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

     Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "IRS").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security) denominated in, or determined by reference to, a foreign currency, an accrual basis U.S. Holder that is required to accrue interest income prior to the date of receipt will recognize ordinary income or loss measured by the difference between the exchange rate used to accrue interest income pursuant to one of the two above methods and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     ORIGINAL ISSUE DISCOUNT

     GENERAL. The following is a summary of the principal federal income tax consequences of the ownership of debt securities issued at an original issue discount. It is based in part upon the rules governing original issue discount that are set forth in Sections 1271 through 1275 of the Code and in Treasury regulations thereunder (the "OID REGULATIONS"). The following summary does not discuss the federal income tax consequences of an investment in contingent payment debt instruments. In the event we issue contingent payment debt instruments, the applicable prospectus supplement will describe the material federal income tax consequences thereof.

     A debt security, other than a debt security with a term of one year or less (a "SHORT-TERM DEBT SECURITY"), will be treated as issued at an original issue discount (a "DISCOUNT DEBT SECURITY") if the excess of the debt security's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a debt security will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a debt security is the total of all payments provided by the debt security that are not payments of "QUALIFIED STATED INTEREST." A qualified stated interest payment is generally any one of a series of stated interest payments on a debt security that are unconditionally payable in cash or property (other than our debt instruments) at least annually during the entire term of the debt security at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt security. Special rules for "Floating Rate Debt Securities" (as defined below under "-- Floating Rate Debt Securities") are described below under "-- Floating Rate Debt Securities."

     In general, if the excess of a debt security's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the debt security's stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date (the "DE MINIMIS AMOUNT"), then such excess, if any, constitutes "DE MINIMIS ORIGINAL ISSUE DISCOUNT" and the debt security is not a Discount Debt Security. Unless the election described below under "-- Election to Treat All Interest as Original Issue Discount" is made, a U.S. Holder of a debt security with de minimis original issue discount must include such de minimis original issue discount in income as capital gain as stated principal payments on the debt security are made. The includible amount with respect to each such payment will equal the product of the total amount of the debt security's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

     U.S. Holders of Discount Debt Securities having a maturity of more than one year from their date of issue must include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the debt security. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such Discount Debt Security ("ACCRUED OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the U.S. Holder and may vary in length over the term of the debt security as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the debt security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such debt security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The "ADJUSTED ISSUE PRICE" of a Discount Debt Security at the beginning of any accrual period is the issue price of the debt security increased by (x) the amount of ac-

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crued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the debt security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the debt security (other than any payment of qualified stated interest) and (y) the debt security's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. A U.S. Holder that purchases a Discount Debt Security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "ACQUISITION PREMIUM") and that does not make the election described below under "-- Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the debt security immediately after its purchase over the adjusted issue price of the debt security, and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security's adjusted issue price.

     PRE-ISSUANCE ACCRUED INTEREST. If (1) a portion of the initial purchase price of a debt security is attributable to pre-issuance accrued interest, (2) the first stated interest payment on the debt security is to be made within one year of the debt security's issue date and (3) the payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price of the debt security may be computed by reducing the issue price (as determined under "-- General") by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the debt security.

     DEBT SECURITIES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. In general, if a debt security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and if, based on all the facts and circumstances as of the issue date, a single payment schedule is significantly more likely than not to occur, then the yield and maturity of the debt security are computed based on that payment schedule.

     Notwithstanding the general rule described in the preceding paragraph, if we have an unconditional option or options to redeem a debt security, or the Holder has an unconditional option or options to cause a debt security to be repurchased, prior to the debt security's stated maturity, then (1) in the case of our option or options, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the debt security and (2) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the debt security. For purposes of those calculations, the yield on the debt security is determined by using any date on which the debt security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the debt security as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "CHANGE IN CIRCUMSTANCES") then, except to the extent that a portion of the debt security is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the debt security are redetermined by treating the debt security as reissued on the date of the change in circumstances for an amount equal to the debt security's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A U.S. Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under the heading "-- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "-- Debt Securities Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal the electing U.S. Holder's adjusted basis in the debt security immediately after its acquisition, the issue date of the debt security will be the date of its acquisition by the electing U.S. Holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security (as defined below under "-- Market Discount"), the electing U.S. Holder will be treated as having made the election discussed below under "--

Market Discount" to include market discount in income currently over the life of all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies.

     FLOATING RATE DEBT SECURITIES. Debt securities that bear interest at a floating rate ("FLOATING RATE DEBT SECURITIES") generally will bear interest at a "qualified floating rate" and thus will be treated as "variable rate debt instruments" under the OID Regulations. A Floating Rate Debt Security will qualify as a "variable rate debt instrument" under the OID Regulations if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount and (b) it does not provide for stated interest other than stated interest, paid or compounded at least annually, at current values of (1) one or more qualified floating rates, (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate," or (4) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "QUALIFIED FLOATING RATE" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, if a debt security provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Debt Security's issue date), then such qualified floating rates will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions, such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor), may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the debt security or is not reasonably expected significantly to affect the yield on the debt security.

     An "OBJECTIVE RATE" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property) that is not within the control of the issuer or a related party and is not unique to the circumstances of the issuer or a related party, such as dividends, profits or the value of the issuer's stock. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security's term. A "QUALIFIED INVERSE FLOATING RATE" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Floating Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "CURRENT VALUE" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Floating Rate Debt Security which is unconditionally payable in cash or property (other than our debt instruments) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the debt security's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security.

     In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the debt security. The OID Regulations generally require that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more quali-fied floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Debt Security during the accrual period.

     If a Floating Rate Debt Security does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Debt Security would be treated as a contingent payment debt obligation. Special United States federal income tax considerations applicable to Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement.

     SHORT-TERM DEBT SECURITIES. In general, an individual or other cash basis U.S. Holder of a Short-Term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph and the immediately following paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders who hold debt securities as part of certain identified hedging transactions, certain pass-thru entities and cash basis U.S. Holders who so elect, are required to accrue OID on Short-Term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale, exchange or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Debt Securities will be required to defer deductions for interest on borrowings incurred or continued to purchase or carry such Short-Term

Debt Securities in an amount not exceeding the deferred interest income until the deferred interest income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a Short-Term Debt Security, including stated interest, are included in the Short-Term Debt Security's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT DEBT SECURITIES. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under "-- Payments of Interest -- Foreign Currency Denominated Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a debt security), a U.S. Holder may recognize ordinary income or loss.

     MARKET DISCOUNT

     A Debt Security, other than a Short-Term Debt Security, will be treated as purchased at a market discount (a "MARKET DISCOUNT DEBT SECURITY") if the debt security's stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security's "revised issue price," exceeds the amount for which the U.S. Holder purchased the debt security by at least 1/4 of 1 percent of such debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity remaining after the U.S. Holder acquired the debt security. If such excess is not sufficient to cause the debt security to be a Market Discount Debt Security, then such excess constitutes "DE MINIMIS MARKET DISCOUNT." The Code provides that, for these purposes, the "REVISED ISSUE PRICE" of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

     Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

     Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the earlier of the maturity or disposition of such debt security.

     RECENT DEVELOPMENTS. President Clinton's fiscal year 2000 budget plan contains a proposal which, if enacted, would require U.S. Holders who use the accrual method of accounting to include market discount in income as it accrues. Under the budget proposal, the U.S. Holder's yield for purposes of calculating and accruing market discount would be limited to the larger of (1) the applicable Federal rate at the time the U.S. Holder acquired the debt instrument plus five percentage points and (2) the original yield-to-maturity of the debt instrument plus five percentage points. The proposal would affect any debt instrument acquired on or after the date on which the proposal is enacted. This summary of the budget proposal concerning market discount is for general information only. You are urged to consult your personal tax advisors concerning the status of the proposal and the particular consequences to you if it is enacted.

     DEBT SECURITIES PURCHASED AT A PREMIUM

     A U.S. Holder that purchases a debt security for an amount in excess of its principal amount, or in the case of a Discount Debt Security, its stated redemption price at maturity, may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. A U.S. Holder who makes such election must reduce such Holder's tax basis in the debt security by the amount of amortized premium. In the case of a debt security that is denominated in, or determined by reference to a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."

     PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES

     A U.S. Holder's tax basis in a debt security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the U.S. Holder's income with respect to the debt security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the U.S. Holder's income with respect to the debt security, and reduced by (1) the amount of any payments that are not qualified stated interest payments, and (2) the amount of any amortizable bond premium applied to reduce interest on the debt security. The U.S. dollar cost of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the purchase.

     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement or, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date for the sale. Except to the extent described above under "-- Original Issue Discount -- Short-Term Debt Securities" or "-- Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a debt security will be capital gain or loss. Gain recognized on the disposition of a capital asset held by an individual taxpayer for more than one year is generally subject to a maximum rate of tax of 20%. U.S. Holders are urged to consult their own tax advisors with respect to recently enacted capital gains legislation.

     Gain or loss recognized by a U.S. Holder on the sale or retirement of a debt security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

     EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a debt security or on the sale or retirement of a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase debt securities or upon exchange for U.S. dollars) will be ordinary income or loss.

     AMORTIZING DEBT SECURITIES

     The applicable prospectus supplement will contain a discussion of special United States federal income tax rules applicable to debt securities that provide for partial principal payments prior to stated maturity.

UNITED STATES ALIEN HOLDERS

     An alien individual who is neither a citizen nor a lawful permanent resident of the United States may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-calendar-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens and residents. See "U.S. Holders" above.

     Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

          (1) payments of principal, premium (if any) and interest (including
     OID) by us or any of our paying agents to any holder of a debt security who or which is a United States Alien Holder will not be subject to United States federal withholding tax (and, except as discussed in paragraph (4) below, will not generally be subject to U.S. federal income tax) if, in the case of premium (if any), interest or OID, (a) the beneficial owner of the debt security does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,
     (b) the beneficial owner of the debt security is not a controlled foreign corporation that is related to us through stock ownership, (c) the interest on the debt security is not contingent interest to which Section 871(h)(4)(A) of the Code is applicable, and (d) either (i) the beneficial owner of the debt security certifies to us or our agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or
     (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the debt security certifies to us or our agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution acting on behalf of the beneficial owner and furnishes the payor with a copy thereof;

          (2) a United States Alien Holder of a debt security will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a debt security;

          (3) a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, the income on the debt security would not have been effectively connected with a United States trade or business of the individual at the individual's death and, in the case of a debt security on which all or a portion of the interest payments are contingent interest to which Section 871(h)(4)(A) is applicable, to the extent that the value of such debt security is not allocable to such contingent interest;

          (4) if premium, interest or OID on a debt security of a United States Alien Holder is effectively connected with the conduct of a United States trade or business, then such holder, with respect to such premium, interest or OID, (a) will be exempt from United States withholding tax (upon such holder's delivery of a properly completed and periodically updated IRS Form 4224 or successor form thereto), (b) will be subject to United States federal income tax in the same manner and at the same rates as if such holder were a U.S. Holder and (c) may be subject, if the United States Alien Holder is a corporation, to the "branch profits tax" at a 30% rate (which tax is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to income that is effectively connected with the conduct of a U.S. trade or business); and

          (5) a United States Alien Holder of a debt security will not be subject to United States federal income tax on any gain realized on the sale or exchange of a debt security unless (a) such gain is effectively connected with the conduct of a United States trade or business, in which case such holder will be subject to United States federal income tax on such gain in the same manner and at the same rates as if such holder were a U.S. Holder and such holder may be subject to the branch profits tax described in clause (4)(c) above, (b) subject to certain exceptions, the United States Alien Holder is an individual who holds the debt security as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (c) the United States Alien Holder is subject to tax pursuant to provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States).

     The payment of premium, interest or OID that qualifies for neither the withholding exemption set forth in paragraph (1) above nor the withholding exemption set forth in paragraph (4) above will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding. To claim the benefit of a tax treaty, a United States Alien Holder must deliver a properly completed and periodically updated IRS Form 1001 or successor form.

     Treasury regulations that will be effective with respect to payments made after December 31, 2000 (the "WITHHOLDING REGULATIONS"), will provide alternative methods for satisfying the certification requirements described in clause (1)(d) above. The Withholding Regulations also will require, in the case of debt securities held by a foreign partnership, that (x) such certification requirements be satisfied by the partners and (y) the partnership provide certain information, including its U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Under the Withholding Regulations, a United States Alien Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and providing certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Certain special procedures are provided in the Withholding Regulations for payments through qualified intermediaries.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. HOLDERS

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a debt security to non-corporate U.S. Holders, the payment of the proceeds of the sale of a debt security before maturity within the United States to non-corporate U.S. Holders and the accrual of OID on a Discount Debt Security with respect to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on such U.S. Holder's federal income tax returns. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

     UNITED STATES ALIEN HOLDERS

     Backup withholding will generally not apply to payments of principal, premium (if any) and interest (including OID) made by us or a paying agent to a United States Alien Holder on a debt security if the certification described in clause (1)(d) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. We may be required to report annually to the IRS and to each United States Alien Holder the amount of interest paid to, and the tax withheld, if any, with respect to such Holder. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such withholding may also be made available to the tax authorities in the country in which the United States Alien Holder resides under the provisions of an applicable income tax treaty.

     Payments of the proceeds from the sale by a United States Alien Holder of a debt security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, effective after December 31, 2000, in certain other cases specified under the Withholding Regulations, information reporting may apply to such payments. Payments of the proceeds from the sale of a debt security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN PERSONAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DEBT SECURITIES TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, FEDERAL, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities in and/or outside the United States: (1) through underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; or (3) through agents. The applicable prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, if any, the purchase price of the debt securities and the proceeds to us from such sale. In addition, the applicable prospectus supplement will set forth any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of debt securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered debt securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered debt securities if any are purchased.

     If dealers are used in the sale of debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealers as principals. The dealers may then resell such debt securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The debt securities may be sold through agents we designate from time to time. Any agent involved in the offer or sale of the debt securities in respect to which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     We may sell the debt securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT") with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the prospectus supplement relating thereto.

     Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities

Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business.

     In connection with an offering, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, such persons may overallot such offering, creating a syndicate short position. In addition, such persons may bid for, and purchase, the debt securities in the open market to cover syndicate shorts or to stabilize the price of the debt securities. Finally, such persons may reclaim selling concessions allowed for distributing the debt securities in an offering, if such persons repurchase previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Such persons are not required to engage in these activities, and may end any of these activities at any time. The debt securities may or may not be listed on a national securities exchange. We cannot assure you as to the future liquidity of the trading market, if any, for any debt securities issued.

                                  LEGAL MATTERS

     Certain legal matters in connection with the debt securities offered hereby will be passed upon for us by our counsel Wachtell, Lipton, Rosen & Katz, New York, New York and for any underwriters or agents by Shearman & Sterling, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Borg-Warner Automotive, Inc. as of December 31, 1998 and December 31, 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed with the Securities and Exchange Commission on June 27, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of NSK-Warner Kabushiki Kaisha as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Kuhlman as of December 31, 1998 and December 31, 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorpo-rated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS OR SALES ARE PERMITTED.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT.

==============================================================================

                              TABLE OF CONTENTS

                                  PROSPECTUS

                                                                         PAGE

About This Prospectus..................................................   2
Where You Can Find More Information....................................   2
Special Note Regarding Forward-Looking Statements......................   3
The Company............................................................   4
Risk Factors...........................................................   6
Use of Proceeds........................................................  10
Ratio of Earnings to Fixed Charges.....................................  10
Description of Debt Securities.........................................  11
Description of Common Stock and Rights.................................  26
Certain U.S. Federal Income Tax Considerations.........................  30
Plan of Distribution...................................................  45
Legal Matters..........................................................  46
Experts................................................................  46

===========================================================================

                                  $350,000,000

                          BORG-WARNER AUTOMOTIVE, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

        Securities and Exchange Commission Registration fee.......  $  97,300
        NYSE and Blue Sky fees and expenses.......................     10,000
        Printing and engraving expenses...........................    130,000
        Legal fees and expenses...................................    100,000
        Trustee fees and expenses.................................      6,000
        Accounting fees and expenses..............................     15,000
        Rating Agency fees........................................    227,500
        Miscellaneous.............................................      4,200
                                                                      -------

              Total...............................................  $ 590,000
                                                                    =========
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify its officers and directors against the expenses, including attorney's fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     As permitted by Section 102 of the DGCL, the Restated Certificate of Incorporation of the Company provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Restated Certificate of Incorporation of the Company provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL, and allows the Company to advance or reimburse litigation expenses upon submission by the director, officer or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer.

ITEM 16.  EXHIBITS.

     The following documents are filed as a part of this Registration Statement.

  EXHIBIT NO.                   DESCRIPTION OF DOCUMENT
  -----------                   -----------------------


     1              Form of Underwriting Agreement. +
     3.1            Restated Certificate of Incorporation (incorporated by
                    reference to Exhibit No. 3.1 to our Quarterly Report on
                    Form 10-Q for the quarter ended September 30, 1993).
     3.2            Certificate of Designation, Preferences and Rights of
                    Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to our Annual Report on Form
                    10-K for the year ended December 31, 1998.
     4.1            Form of Senior Debt Indenture. +
     4.2            Form of Senior Debt Security (incorporated by reference to
                    Exhibit 4.2 to Registration Statement No. 333-66879).
     4.3            Form of Subordinated Debt Indenture. +
     4.4            Form of Subordinated Debt Security.+
     4.5            Rights Agreement, dated as of July 22, 1998 between our
                    Company and ChaseMellon Shareholder Services, L.L.C.
                    (incorporated by reference to Exhibit 4.1 to our
                    Registration Statement on Form 8-A filed on July 24, 1998).
     5              Opinion of Wachtell, Lipton, Rosen & Katz.+
     12             Computation of Ratio of Earnings to Fixed Charges. +
     23.1           Consent of Deloitte & Touche LLP.
     23.2           Consent of Wachtell, Lipton, Rosen & Katz (contained in
                    Exhibit 5).
     23.3           Consent of KPMG.
     23.4           Consent of Arthur Andersen LLP.
     24             Powers of Attorney  (included as part of signature page). +
     25             Form T-1 Statement of Eligibility and Qualification under
                    the Trust Indenture Act of 1939, as amended. +


----------------
+ Previously filed as an exhibit to the Registration Statement.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)-(g), (j) Not applicable.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (ii) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Chicago, State of Illinois, on September 21, 1999.


                                    BORG-WARNER AUTOMOTIVE, INC.

                                    By:     /s/John F. Fiedler
                                        ---------------------------------------
                                                  JOHN F. FIEDLER
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on September 21, 1999.


               SIGNATURE                                  TITLE
               ---------                                  -----
  /s/John F. Fiedler
------------------------------------     Chairman, Chief Executive Officer, and
           JOHN F. FIEDLER               Director (Principal Executive Officer)

 /s/Jeffrey L. Obermayer
------------------------------------     Acting Treasurer (Principal Financial
        JEFFREY L. OBERMAYER             Officer)

/s/ William C. Cline
------------------------------------     Vice President and Controller
          WILLIAM C. CLINE               (Principal Accounting Officer)

                 *
------------------------------------     Director
          ANDREW F. BRIMMER

                 *
------------------------------------     Director
           JAMES J. KERLEY

                  *
------------------------------------     Director
          ALEXIS P. MICHAS

                  *
------------------------------------     Director
          JERE A. DRUMMOND

                  *
------------------------------------     Director
            IVAN W. GORR

              SIGNATURE                                  TITLE
              ---------                                  ------

                  *
------------------------------------     Director
              JOHN RAU

                  *                      Director
------------------------------------
           PAUL E. GLASKE

------------------------------------
                  *                      Director
          WILLIAM E. BUTLER

------------------------------------
                  *                      Director
         PHYLLIS O. BONANNO

  /s/ Stephanie C. Bransfield
------------------------------------     As attorney-in-fact for the officers
       STEPHANIE C. BRANSFIELD           and/or directors marked by an asterick.

                                  EXHIBIT INDEX


  EXHIBIT NO.               DESCRIPTION OF DOCUMENT
  -----------               -----------------------
  23.1          Consent of Deloitte & Touche LLP.
  23.3          Consent of KPMG.
  23.4          Consent of Arthur Andersen LLP.